Nuveen Churchill Direct Lending Corp. Announces Fourth Quarter and Full Year 2023 Results

NEW YORK, February 27, 2024 -- Nuveen Churchill Direct Lending Corp. (NYSE: NCDL) (“NCDL” or “the Company”), a business development company externally managed by its investment adviser, Churchill DLC Advisor LLC, and by its sub-adviser, Churchill Asset Management LLC ("Churchill"), today reported financial results for the full year and three months ended December 31, 2023.
Financial Highlights for the Quarter Ended December 31, 2023
(all metrics compared to third quarter 2023, unless otherwise noted)
•Net investment income per share of $0.66, compared to $0.62
•Total net realized and unrealized gain per share of $0.07, compared to $(0.04)
•Net income per share of $0.73, compared to $0.58
•Net asset value per share of $18.13, compared to $17.96
•Declared a total fourth quarter distribution of $0.55 per share, which represents a 12.0% total annualized yield based on the fourth quarter net asset value ("NAV") per share

"We are proud of NCDL’s successful IPO, which expands access to our institutional-caliber, leading middle market private credit platform to retail investors,” said Ken Kencel, President and Chief Executive Officer of Churchill. “With our experienced investment team, scaled investment platform, differentiated sourcing model and significant liquidity position, we believe NCDL is well positioned to take advantage of an attractive investment environment."
“We achieved record net investment income in 2023, an outstanding year characterized by continued earnings momentum,” said Shai Vichness, Chief Financial Officer. “In particular, Q4 2023 was the most active investment quarter in NCDL’s history. We ended the year with ~$425 million of available capital and reasonable leverage levels that we believe will allow us to operate opportunistically in the current market environment. This positions us to selectively invest to drive yield growth and strong dividend coverage.”
Distribution Declaration
The Company’s Board of Directors has declared a first quarter 2024 distribution of $0.45 per share. The first quarter 2024 distribution is payable on April 29, 2024, to shareholders of record as of March 30, 2024. On January 10, 2024, the Board declared four special distributions of $0.10 per share, payable over the next year, the first of which is payable to shareholders of record as of March 30, 2024. Please refer to the Company's Form 10-K for additional details related to these distributions.
PORTFOLIO AND INVESTMENT ACTIVITY
As of December 31, 2023, the fair value of the Company's portfolio investments, was $1.6 billion, across 179 portfolio companies and 25 industries. This compares to $1.2 billion as of December 31, 2022 across 145 portfolio companies and 23 industries.
For the year ended December 31, 2023, we funded $589.0 million of portfolio investments and received $146.4 million of proceeds from principal repayments and sales, compared to $502.3 million and $49.3 million for the year ended December 31, 2022, respectively.
As of December 31, 2023, the weighted average internal risk rating of the portfolio at fair value was 4.1, which is unchanged from the prior year. There were no loans on non-accrual status as of December 31, 2023, compared to 1.20% at amortized cost (or 0.74% at fair value) as of December 31, 2022.

RESULTS OF OPERATIONS
Investment Income
Investment income, attributable to interest and fees on our debt investments, increased to $161.8 million for the year ended December 31, 2023, from $82.5 million for the prior year, primarily due to an increase in interest income from higher weighted average interest rates and increased investment activity driven by an increase in our deployed capital. As of December 31, 2023, the weighted average yield (based upon fair value) of our debt investments increased to 11.9%, compared to 10.9% as of December 31, 2022, primarily due to increases in base interest rates. The shifting environment in base interest rates, such as the Secured Overnight Financing Rate ("SOFR") and any applicable alternate rates, may continue to affect our investment income in the future.
Expenses
Total expenses increased to $77.7 million for the year ended December 31, 2023, compared to $37.0 million for the year ended December 31, 2022, primarily due to an increase in interest and debt financing expenses and management fees. Interest and debt financing expenses increased due to higher average daily borrowings and higher average interest rates. The increase in management fees were driven by our deployment of capital and our increased invested balance.
Liquidity and Capital Resources
As of December 31, 2023, the Company had $67.4 million in cash and cash equivalents and $951.9 million in total aggregate principal amount of debt outstanding. Subject to borrowing base and other conditions, the Company had approximately  $215.0 million available for additional borrowings under its existing credit facilities, as of December 31, 2023. Year-end net debt to equity was 1.26x and 1.33x as of December 31, 2023 and December 31, 2022, respectively.
CONFERENCE CALL AND WEBCAST INFORMATION
Nuveen Churchill Direct Lending Corp. will hold a conference call to discuss its fourth quarter and full year 2023 financial results today at 12:00 PM Eastern Time. All interested parties may participate in the conference call by dialing (866)-605-1826 approximately 10-15 minutes prior to the call; international callers should dial (215)-268-9877. Participants should reference Nuveen Churchill Direct Lending Corp. when prompted.
A live webcast of the conference call will also be available on the Events section of the Company's website at https://www.ncdl.com/news/events. A replay will be available under the same link following the conclusion of the conference call.
About Nuveen Churchill Direct Lending Corp.
Nuveen Churchill Direct Lending Corp. (NCDL) is a specialty finance company focused primarily on investing in senior secured loans to private equity-owned U.S. middle market companies. NCDL has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. NCDL is externally managed by its investment adviser, Churchill DLC Advisor LLC, and by its sub-adviser, Churchill Asset Management LLC. Both the investment adviser and sub-adviser are affiliates and subsidiaries of Nuveen, LLC (“Nuveen”) the investment management division of Teachers Insurance and Annuity Association of America (“TIAA”) and one of the largest asset managers globally. Churchill Asset Management LLC is a leading capital provider for private equity-backed middle market companies and operates as the exclusive U.S. middle market direct lending and private capital business of Nuveen and TIAA. Churchill Asset Management is a registered investment advisor and majority-owned, indirect subsidiary of Teachers Insurance and Annuity Association of America.

Forward-Looking Statements
Certain information contained herein may constitute “forward-looking statements” that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about us, our current and prospective portfolio investments, our industry, our beliefs, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond NCDL’s control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors identified in NCDL’s filings with the SEC. Investors should not place undue reliance on these forward-looking statements, which apply only as of the date on which NCDL makes them. NCDL does not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law.
Contacts
Investors:
Investor Relations
NCDL-IR@churchillam.com
Media:
Prosek Partners
Madison Hanlon
Pro-churchill@prosek.com
PS-3410504PR-O0224W

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(dollars in thousands, except share and per share data)

	December 31, 2023	December 31, 2022
Assets
Investments
Non-controlled/non-affiliated company investments, at fair value (amortized cost of $1,666,169 and $1,225,573, respectively)	$1,641,686	$1,200,376
Cash and cash equivalents	67,395	39,270
Restricted cash	50	50
Due from adviser expense support (See Note 5)	—	1,147
Interest receivable	17,674	11,898
Receivable for investments sold	3,919	719
Contribution receivable	127	458
Prepaid expenses	13	41
Total assets	$1,730,864	$1,253,959

Liabilities
Secured borrowings (net of $7,941 and $5,675 deferred financing costs, respectively) (See Note 6)	$943,936	$699,772
Payable for investments purchased	—	56
Interest payable	9,837	8,812
Due to adviser expense support (See Note 5)	632	1,147
Management fees payable	3,006	2,211
Distributions payable	22,683	14,325
Directors’ fees payable	96	96
Accounts payable and accrued expenses	2,789	2,583
Total liabilities	$982,979	$729,002

Commitments and contingencies (See Note 7)

Net Assets: (See Note 8)
Common shares, $0.01 par value, 500,000,000 and 500,000,000 shares authorized, 41,242,105 and 28,650,548 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	$412	$287
Paid-in-capital in excess of par value	776,719	548,600
Total distributable earnings (loss)	(29,246)	(23,930)
Total net assets	$747,885	$524,957

Total liabilities and net assets	$1,730,864	$1,253,959

Net asset value per share (See Note 9)	$18.13	$18.32

CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except share and per share data)

	For the Years Ended December 31,
	2023	2022	2021
Investment income:
Non-controlled/non-affiliated company investments:
Interest income	$156,868	$79,868	$34,902
Payment-in-kind interest income	3,644	789	113
Dividend income	101	225	213
Other income	1,143	1,571	1,062
Total investment income	161,756	82,453	36,290

Expenses:
Interest and debt financing expenses	61,206	25,695	9,827
Management fees (See Note 5)	10,509	7,464	4,049
Professional fees	3,455	1,811	1,316
Directors' fees	383	383	383
Administration fees (See Note 5)	1,598	1,111	660
Other general and administrative expenses	751	684	324
Total expenses before expense support	77,902	37,148	16,559
Expense support (See Note 5)	(158)	(179)	(522)
Net expenses after expense support	77,744	36,969	16,037
Net investment income before excise taxes	84,012	45,484	20,253
Excise taxes	6	—	—
Net investment income	84,006	45,484	20,253

Realized and unrealized gain (loss) on investments:
Net realized gain (loss) on non-controlled/non-affiliated company investments	(7,952)	(262)	819
Net change in unrealized appreciation (depreciation):
Non-controlled/non-affiliated company investments	714	(27,912)	6,194
Income tax (provision) benefit	(830)	(24)	—
Total net change in unrealized gain (loss)	(116)	(27,936)	6,194
Total net realized and unrealized gain (loss) on investments	(8,068)	(28,198)	7,013

Net increase (decrease) in net assets resulting from operations	$75,938	$17,286	$27,266

Per share data:
Net investment income per share - basic and diluted	$2.52	$1.95	$1.58
Net increase (decrease) in net assets resulting from operations per share - basic and diluted	$2.27	$0.74	$2.12
Weighted average common shares outstanding - basic and diluted	33,385,880	23,279,341	12,849,333

PORTFOLIO AND INVESTMENT ACTIVITY
(information presented herein is at amortized cost; dollar amounts in thousands)

	For the Years Ended December 31,
	2023	2022
Investments:
Total investments, beginning of period	$1,225,573	$770,298
Purchase of investments	589,000	502,250
Proceeds from principal repayments and sales of investments	(146,428)	(49,264)
Payment-in-kind interest	3,268	789
Amortization of premium/accretion of discount, net	2,708	1,762
Net realized gain (loss) on investments	(7,952)	(262)
Total investments, end of period	$1,666,169	$1,225,573

Portfolio companies at beginning of period	145	96
Number of new portfolio companies funded	45	52
Number of portfolio companies sold or repaid	(11)	(3)
Portfolio companies at end of period	179	145
Count of investments	385	288
Count of industries	25	23